Exhibit 15

AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

February 11, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

     We are aware that our reports dated May 5, 2003, August 4, 2003 and November 10, 2003 on our review of interim financial information of Valeant Pharmaceuticals International (formerly known as ICN Pharmaceuticals, Inc.) (the “Company”) for the three, six and nine month periods ended March 31, 2003, June 30, 2003, and September 30, 2003 and included in the Company’s quarterly reports on Form 10-Q and Form 10-Q/A for the quarters then ended are incorporated by reference in this Registration Statement prepared or certified by us within the meaning of Sections 7 or 11 of the Act.

Sincerely,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California